Exhibit 10.1

Execution Version

November 8, 2021

Tuatara Capital Acquisition Corporation
655 Third Avenue, 8th Floor
New York, NY 10017

SpringBig, Inc.
621 NW 53rd Street, Ste. 250
Boca Raton, Florida 33487

Ladies and Gentlemen:

Re:  Sponsor Letter Agreement

Reference is made to that certain Agreement and Plan of Merger, dated as of November 8, 2021 (as amended, the “Merger Agreement”) by and among Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (including any successor entity thereto, including upon the Domestication (as defined in the Merger Agreement), “Tuatara”), HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of Tuatara (“Merger Sub”) and SpringBig, Inc., a Delaware corporation (the “Company”).  Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

TCAC Sponsor, LLC, a Delaware limited liability company (“Sponsor”) is the record and beneficial owner of 4,870,000 shares of Tuatara Class B Common Stock (including the shares of Surviving Pubco Common Stock into which such shares are converted as a result of the Domestication and the consummation of the transactions contemplated by the Merger Agreement, the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and Tuatara agree as follows:

1.          Redemption and Voting

(a)          Sponsor agrees that if Tuatara seeks shareholder approval of the transactions contemplated by the Merger Agreement, Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Merger Agreement (the “Proposed Transaction”).

(b)          Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of Tuatara Common Stock (the “Tuatara Shareholders”), and in each written consent or resolutions of any of the Tuatara Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of Tuatara over which Sponsor has voting power (i) in favor of, and to adopt, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Merger Agreement to the extent required for Tuatara to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of Tuatara to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (2) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving Tuatara or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to Tuatara’s obligations under the Merger Agreement not being fulfilled.

(c)          Sponsor agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and Tuatara in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.

(d)          Sponsor agrees, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of Tuatara in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the Tuatara Shareholders vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)          Sponsor agrees that during the Voting Period it shall not, without Tuatara’s and the Company’s prior written consent, (i) grant any proxies or powers of attorney with respect to any or all of the Founder Shares or (ii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 1.  Tuatara hereby agrees to reasonably cooperate with the Company in enforcing the transfer restrictions set forth in this Section 1.

(f)          In the event of any equity dividend or distribution, or any change in the equity interests of Tuatara by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

(g)          During the Voting Period, Sponsor agrees to provide to Tuatara, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by Tuatara, the Company or their respective Representatives and required in order for the Company and Tuatara to comply with Sections 9.03, 9.04 and 9.07 of the Merger Agreement.  To the extent required by applicable Law, Sponsor hereby authorizes the Company and Tuatara to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.

2.          The Sponsor agrees to enter into the Sponsor Escrow Agreement in accordance with Section 4.05 of the Merger Agreement.

3.          Forfeiture of Founder Shares. In the event of the failure to achieve the Sponsor Earnout Condition, the Sponsor Contingent Shares shall be released, forfeited and transferred to Surviving Pubco without any consideration for such Transfer (“Forfeited Shares”).

4.          Pursuant to Section 17.4 of the Tuatara Governing Document, the Sponsor, in its capacity as holder of one hundred percent (100%) of the Founder Shares, hereby waives the adjustment to the Initial Conversion Ratio (as defined in the Tuatara Governing Document) that would otherwise apply pursuant to Section 17.3 of the Tuatara Governing Document as a result of the issuance of shares of Surviving Pubco Common Stock in connection with the transactions contemplated by the Merger Agreement pursuant to the PIPE Financing such that the shares of Surviving Pubco Common Stock issued pursuant to the PIPE Financing are excluded from the determination of the number of shares of Surviving Pubco Common Stock issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the Tuatara Governing Document. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the Tuatara Governing Document, which provides that in no event may any Founder Share convert into shares of Surviving Pubco Common Stock at a ratio that is less than one-for-one.

5.          As used herein,  “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and  “Transfer” shall mean the  direct or indirect transfer, sale of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security,  entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or  public announcement of any intention to effect any transaction specified in clause (b)(i) (a)or (b)(ii).

6.          This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by Tuatara, or after the Closing, Surviving Pubco and, before the Closing, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

7.          No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, Tuatara and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.          Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.03 of the Merger Agreement to the applicable party at its principal place of business.  Any notice to Sponsor shall be sent to the address set forth on the signature page hereto.

9.          This Sponsor Letter Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing.  In the event of a valid termination of the Merger Agreement, this Sponsor Letter Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, Tuatara or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

10.          Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

11.          Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

12.          Sections 12.05, 12.07, 12.08 and 12.12 through 12.15 of the Merger Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[signature page follows]

Sincerely,

TCAC SPONSOR, LLC

By:	/s/ Albert Foreman
	Name:	Albert Foreman
	Title:	Member

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

TUATARA CAPITAL ACQUISITION CORPORATION

By:	/s/ Albert Foreman
	Name:	Albert Foreman
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

SPRINGBIG, INC.

By:	/s/ Jeff Harris
	Name:	Jeff Harris
	Title:	CEO

[Signature Page to Sponsor Letter Agreement]